Exhibit 99.1

November 3, 2009 For Immediate Release Darci Valentine darci.valentine@adesa.com 317-249-4414

KAR Holdings Changes Name to KAR Auction Services

Carmel, IN—KAR Holdings, Inc., a leading provider of vehicle and salvage auction services in North America, today announced that the company has changed its name to KAR Auction Services, Inc.

“This name more accurately reflects the businesses and services that we as a company provide,” said KAR Auction Services CEO and Director Jim Hallett. “Our core business units — whole car auctions and salvage auctions — are fully complemented by AFC’s floorplan financing, e-business offerings, as well as PAR North America, AutoVIN, LiveBlock Auctions International and Dent Demon. This diversity provides our remarketing customers with a full spectrum of services.”

Reporting directly to Hallett, the KAR Auction Services’ executive team is comprised of:

•	ADESA President and CEO, Tom Caruso;

•	IAAI President and CEO, Tom O’Brien;

•	AFC President and CEO, Don Gottwald;

•	Executive Vice President and CFO, Eric Loughmiller;

•	Executive Vice President and CIO, John Nordin;

•	Executive Vice President, General Counsel and Secretary, Becca Polak;

•	Executive Vice President of International Markets and Strategic Initiatives, Benjamin Skuy; and

•	Executive Vice President of Enterprise Optimization, David Vignes.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

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